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                                                                      EXHIBIT 16

                                                                 [ANDERSON LOGO]



June 4,2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sir/Madam,

We have read paragraphs 2,3,4 and 5 of Item 4(a) included in the Form 8-K dated June 4, 2002 of TASER International, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein. With respect to the information included in paragraph 1 of Item 4(a) and Item 4(b), we have no direct knowledge of the Company's process to replace us with new accountants and cannot comment on that information.

Very truly yours,

/s/Arthur Anderson LLP

copy  to:   Ms. Kathy Hanrahan
            Chief Financial Officer
            TASER International, Inc.